Exhibit 10.63

Generac Holdings Inc.

Annual Performance Bonus Plan

Article 1.                                            Establishment & Purpose

1.1                               Establishment.  Generac Holdings Inc., a Delaware corporation (“Generac” and in combination with its subsidiaries, the “Company”), hereby establishes the Annual Performance Bonus Plan (the “Plan”) as set forth herein.

1.2                               Purpose of Plan.  The purpose of this Plan is to motivate and reward employees of the Company by providing for annual incentive bonuses if pre-established annual performance goals are achieved.  The Plan is also intended to qualify as a performance-based compensation plan under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Article 2.                                            Administration

The Plan shall be administered by a compensation committee (the “Committee”) comprised exclusively of members of the board of directors of Generac (the “Board”) who are “outside directors” within the meaning of Code Section 162(m) and Treasury Regulation § 1.162-27(c)(4).  The Committee shall have the authority, subject to the provisions herein, (a) to select the employees to participate in the Plan; (b) to establish and administer the Performance Goals (as defined herein) and the bonus opportunities applicable to each participant and certify whether the goals have been attained; (c) to construe and interpret the Plan and any agreement or instrument entered into under or in connection with the Plan; and (d) to make all other determinations that may be necessary or advisable for the administration of the Plan.  Any determination by the Committee pursuant to the Plan shall be final and binding upon the participants, the Company, and all other interested individuals.

Article 3.                                            Eligibility

Eligibility shall be limited to employees of the Company who may be a “covered employee” within the meaning of Code Section 162(m)(4) and Treasury Regulation § 1.162-27(c)(2) and such other employees, as determined by the Committee in its discretion.  The Committee, in its discretion, shall designate in writing those eligible employees of the Company who shall participate in the Plan (each, a “Covered Employee”) for any fiscal year or other accounting period selected by the Committee no later than the applicable deadline (the “Determination Date”) for the establishment of Performance Goals permitting the compensation payable to each such Covered Employee for such fiscal year or period to qualify as “qualified performance-based compensation” under Treasury Regulation § 1.162-27(e).  Designation as a Covered Employee shall be conclusive for the fiscal year or period to which the designation applies whether or not such employee is deemed a “covered employee” (within the meaning of Code Section 162(m)) at the end of such period.  Designation as a Covered Employee for any fiscal year or period shall not entitle an employee to participate in the Plan for any other fiscal year or period.

Article 4.                                            Performance Goals

4.1                               Establishment of Performance Goals.  A Covered Employee’s bonus shall be determined based on the attainment of written performance goals (the “Performance Goals”)

established by the Committee as of the beginning of each of the Company’s fiscal years or other accounting periods selected by the Committee (“Performance Periods”).  The Performance Goals shall be established (a) while the outcome for the Performance Period is substantially uncertain and (b) no later than ninety (90) days after the commencement of the Performance Period to which the Performance Goal relates (or, if the Performance Period is less than one (1) year, no later than the number of days which is equal to twenty-five percent (25%) of such Performance Period).  The Performance Goals need not be the same for all Covered Employees.

4.2                               Performance Measures.  Performance Goals shall be based on any of the following business criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, as the Committee may determine: (a) sales or revenue; (b) earnings per share; (c) measurable achievement in quality, operation and compliance initiatives; (d) objectively determinable measure of non-financial operating and management performance objectives; (e) net earnings (either before or after interest, taxes, depreciation and amortization); (f) economic value-added (as determined by the Committee); (g) net income (either before or after taxes); (h) operating earnings; (i) cash flow (including, but not limited to, operating cash flow and free cash flow); (j) cash flow return on capital; (k) return on net assets; (l) return on stockholders’ equity; (m) return on assets; (n) return on capital; (o) stockholder returns, dividends and/or other distributions; (p) return on sales; (q) gross or net profit margin; (r) productivity; (s) expenses; (t) margins; (u) operating efficiency; (v) customer satisfaction; (w) measurable achievement in quality and compliance initiatives; (x) working capital; (y) debt; (z) debt reduction; (aa) price per share of stock; (bb) market share; (cc) completion of acquisitions; (dd) business expansion; (ee) product diversification; and (ff) new or expanded market penetration.  The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: (pp) extraordinary, unusual or non-recurring items; (qq) effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (rr) effects of currency fluctuations; (ss) effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); (tt) expenses for restructuring, productivity initiatives or new business initiatives; (uu) impairment of tangible or intangible assets; (vv) litigation or claim judgments or settlements; (ww) non-operating items; (xx) acquisition expenses; (yy) discontinued operations; and (zz) effects of assets sales or divestitures.  Any such business criterion or combination of such criteria may apply to the Covered Employee’s bonus opportunity in its entirety or to any designed portion or portions of the bonus opportunity, as the Committee may specify.

Article 5.                                            Bonus Opportunity

No later than the Determination Date for each Performance Period, the Committee shall establish, in writing, the method for computing the amount of compensation that will be payable under the Plan to each Covered Employee if the Performance Goals established by the Committee for such Performance Period are attained in whole or in part.  Such method shall be stated in terms of an objective formula that precludes discretion to increase the amount of the bonus that would otherwise be payable hereunder.  The method need not be the same for all Covered Employees.  Notwithstanding anything to the contrary contained herein, the Committee may exercise negative discretion (within the meaning of Treasury Regulation § 1.162-27(e)(2)(iii)(A)) with respect to any bonus payable hereunder to reduce any amount that would otherwise be payable hereunder.

Article 6.                                            Maximum Bonus

The maximum amount of compensation that may be paid under the Plan to any Covered Employee for any fiscal year shall be $3,000,000.

Article 7.                                            Certification of Performance Goals and Payment of Bonus

7.1                               Certification by Committee.  As soon as practicable after the close of the Performance Period and prior to the payment of any bonus, the Committee shall review the Company’s performance and certify in writing the extent to which the applicable Performance Goals have been achieved.

7.2                               Payment of Bonus After Certification.  Each bonus, to the extent earned, shall be paid in a single lump sum cash payment, less applicable withholding taxes, as soon as practicable following the Committee’s certification described in the preceding sentence.  Payments under this Plan are intended to qualify as short-term deferrals under Code Section 409A and shall be made no later than the date two and one-half (2 ½) months following the close of the fiscal year in which such bonus was earned; provided, however, that any payment that is delayed due to an event described in Treasury Regulation § 1.409A-1(b)(4)(ii), shall be paid as soon as practicable.  Except as otherwise determined by the Committee, in its sole discretion, a Covered Employee shall not be entitled to payment of a bonus otherwise earned under the Plan if such Covered Employee is not employed by the Company on the payment date for such bonus.

Article 8.                                            Funding

The Plan shall be unfunded.  The Company shall not be required to segregate any assets to ensure payment of any bonus under the Plan.

Article 9.                                            Amendment and Termination

The Company may amend or terminate the Plan at any time; provided, however, that no amendment shall cause any performance-based bonus payable under the Plan not to qualify under Code Section 162(m).

Article 10.                                     Stockholder Approval

Payment of any bonus under this Plan shall be contingent upon approval of this Plan by a majority of the stockholders of Generac, including the applicable Performance Goals relating thereto.  Unless and until such stockholder approval is obtained, no bonus shall be paid pursuant to this Plan.  To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to stockholders for their reapproval with respect to bonuses payable for the taxable years of Generac commencing on or after the fifth (5th) anniversary of the initial stockholder approval, or at such earlier time required by Code Section 162(m).

Article 11.                                     Effective Date

The Plan shall be effective on the date that it is adopted by the Board, contingent on approval of the Plan by Generac’s shareholders as set forth in Article 10 above.

Article 12.                                     Interpretation and Construction

Any provision of this Plan to the contrary notwithstanding, (a) bonuses under this Plan are intended to qualify as “qualified performance-based compensation” under Treasury Regulation § 1.162-27(e) and (b) any provision of the Plan that would prevent any bonus under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall be disregarded.  No provision of the Plan, nor the selection of any Covered Employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Covered Employee’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the Covered Employee provides otherwise.  All references in the Plan to sections of the Code or to Treasury Regulations shall be interpreted to include any amendment or successor provisions thereto.

Article 13.                                     Governing Law

The terms of this Plan shall be governed by the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

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This Plan was duly adopted and approved by the Board of Directors of Generac by resolution at a meeting held on the 14th day of January, 2010.